EXHIBIT 99.1

Berkshire Hills Announces Quarterly Shareholder Dividends
BOSTON, September 8, 2020 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.12 per common share to shareholders of record at the close of business on September 22, 2020, payable on September 30, 2020. Effective for the same dates, the Board also approved a quarterly cash dividend on its preferred stock of $0.24 per preferred share. As a result of the impact of the COVID-19 pandemic to earnings and operations, both dividends are being reduced by 50%.
“Our Company has paid a quarterly cash dividend to shareholders for our entire 20-year history as a public company. We raised our dividend in January, before the pandemic, which reflected our long-term plans for growth and profitability,” stated Berkshire Acting CEO Sean Gray. “This reduction of our dividend brings our yield and payout more in line with peers and with our historic ranges and will help to preserve our strong capital foundation to help us continue to support our customers and communities in these challenging times. It also positions us to accelerate shareholder distributions in the form of both dividends and stock buybacks when economic and public health conditions recover in the future.”
BACKGROUND
Headquartered in Boston, Berkshire Hills Bancorp is the parent of Berkshire Bank, with approximately $13.1 billion in assets and operating 130 banking offices in seven Northeastern states. The Bank is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. It provides business and consumer banking, mortgage, wealth management, investment and insurance services. Berkshire Bank was awarded the Top Corporate Steward Citizens award by the US Chamber of Commerce Foundation in 2019 for the small – middle market business category. To learn more about the bank, visit www.berkshirebank.com, call 800- 773-5601 or follow us on: Facebook, Twitter, Instagram and, LinkedIn.
CONTACTS
Investor Relations Contact
David Gonci; Capital Markets Director; 413-281-1973
Media Contact
John Lovallo; 917-612-8419